                              HIGHCREST TOWNHOMES
                             3514 WEST 83RD STREET
                              WOODRIDGE, ILLINOIS

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                               AS OF MAY 28, 2003

                                 PREPARED FOR:

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                       &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 27, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: HIGHCREST TOWNHOMES
    3514 WEST 83RD STREET
    WOODRIDGE, DUPAGE COUNTY, ILLINOIS

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 176 units with a total of 206,200 square feet of rentable area. The improvements were built in 1973. The improvements are situated on 9.98 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 95% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 28, 2003 is:

                                  ($14,100,000)

                                Respectfully submitted,
                                AMERICAN APPRAISAL ASSOCIATES, INC.

                                -s- Ken Kapecki
                                ------------------------------------------------
June 27, 2003                   Ken Kapecki, MAI
#053272                         Managing Principal, Real Estate Group
                                Illinois Certified General Real Estate Appraiser
                                 #153000331

Report By:
Seamus P. King

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary.........................................................     4
Introduction..............................................................     9
Area Analysis.............................................................    11
Market Analysis...........................................................    14
Site Analysis.............................................................    16
Improvement Analysis......................................................    16
Highest and Best Use......................................................    17

                                    VALUATION

Valuation Procedure.......................................................    18
Sales Comparison Approach.................................................    20
Income Capitalization Approach............................................    26
Reconciliation and Conclusion.............................................    37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                     Highcrest Townhomes
LOCATION:                          3514 West 83rd Street
                                   Woodridge, Illinois

INTENDED USE OF ASSIGNMENT:        Court Settlement
PURPOSE OF APPRAISAL:              "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                Fee simple estate

DATE OF VALUE:                     May 28, 2003
DATE OF REPORT:                    June 27, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:

 Size:                             9.98 acres, or 434,729 square feet
 Assessor Parcel No.:              08-35-104-003
 Floodplain:                       Community Panel No. 1701970055B (April 15,
                                   1982) Flood Zone C, an area outside the
                                   floodplain.
 Zoning:                           A2-S (Planned Unit Development Multi-Family)

BUILDING:

 No. of Units:                     176 Units
 Total NRA:                        206,200 Square Feet
 Average Unit Size:                1,172 Square Feet
 Apartment Density:                17.6 units per acre
 Year Built:                       1973

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                                Market Rent
                          Square            ------------------    Monthly          Annual
   Unit Type               Feet             Per Unit    Per SF     Income          Income
----------------          ------            --------    ------    --------       ----------
1Br/1.5Ba - 1A15            900              $  800     $ 0.89    $ 23,200       $  278,400
2Br/1.5Ba - 2A15          1,200              $  950     $ 0.79    $104,500       $1,254,000
3Br/2.5Ba - 3A25          1,300              $1,200     $ 0.92    $ 44,400       $  532,800
                                                                  --------       ----------
                                                        Total     $172,100       $2,065,200
                                                                  ========       ==========

OCCUPANCY:                     95%
ECONOMIC LIFE:                 45 Years
EFFECTIVE AGE:                 25 Years
REMAINING ECONOMIC LIFE:       20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                               SUBJECT PHOTOGRAPHS

ENTRANCE OFF 83RD STREET FACING SOUTH      ENTRANCE OFF 83RD STREET FACING SOUTH

              [PICTURE]                                  [PICTURE]

                                    AREA MAP

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                                NEIGHBORHOOD MAP

                                      [MAP]

HIGHEST AND BEST USE:

  As Vacant:                   Hold for future multi-family development
  As Improved:                 Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

PART TWO - ECONOMIC INDICATORS

                                                    Amount               $/Unit
                                                 -------------       --------------
INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION

Potential Rental Income                          $2,065,200          $11,734
Effective Gross Income                           $2,096,636          $11,913
Operating Expenses                               $932,867            $5,300            44.5% of EGI
Net Operating Income:                            $1,110,969          $6,312

Capitalization Rate                              8.00%
DIRECT CAPITALIZATION VALUE                      $13,900,000 *       $78,977 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                                   10 years
2002 Economic Vacancy                            9%
Stabilized Vacancy & Collection Loss:            7%
Lease-up / Stabilization Period                  N/A
Terminal Capitalization Rate                     8.50%
Discount Rate                                    10.75%
Selling Costs                                    2.00%
Growth Rates:
  Income                                         3.00%
  Expenses:                                      3.00%
DISCOUNTED CASH FLOW VALUE                       $14,100,000 *       $80,114 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE           $14,000,000         $79,545 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:

  Range of Sales $/Unit (Unadjusted)             $64,615 to $90,857
  Range of Sales $/Unit (Adjusted)               $67,981 to $86,314
VALUE INDICATION - PRICE PER UNIT                $14,100,000 *       $80,114 / UNIT

EGIM ANALYSIS

  Range of EGIMs from Improved Sales             6.76 to 8.74
  Selected EGIM for Subject                      7.00
  Subject's Projected EGI                        $2,096,636
EGIM ANALYSIS CONCLUSION                         $14,600,000 *       $82,955 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                 $13,700,000 *       $77,841 / UNIT

RECONCILED SALES COMPARISON VALUE                $14,200,000         $80,682 / UNIT

--------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:

  Price Per Unit                                 $14,100,000
  NOI Per Unit                                   $13,700,000
  EGIM Multiplier                                $14,600,000
INDICATED VALUE BY SALES COMPARISON              $14,200,000         $80,682 / UNIT

INCOME APPROACH:

  Direct Capitalization Method:                  $13,900,000
  Discounted Cash Flow Method:                   $14,100,000
INDICATED VALUE BY THE INCOME APPROACH           $14,000,000         $79,545 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:             $14,100,000         $80,114 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 3514 West 83rd Street, Woodridge, DuPage County, Illinois. Woodridge identifies it as 08-35-104-003.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Seamus P. King on May 28, 2003. Ken Kapecki, MAI has not made a personal inspection of the subject property. Seamus P. King performed the research, valuation analysis and wrote the report. Ken Kapecki, MAI reviewed the report and concurs with the value. Both Ken Kapecki, MAI and Seamus P. King have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 28, 2003. The date of the report is June 27, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal
 Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

  MARKETING PERIOD:       6 to 12 months
  EXPOSURE PERIOD:        6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Consolidated Capital Institutional Properties/2, (LP). To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Woodridge, Illinois. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Hinterlong Forest Preserve
West  - Interstate 355
South - Will County Boundary Line
North - 75th Street

MAJOR EMPLOYERS

Major employers in the subject's area include Lucent Technologies, Argonne National Lab, United Parcel Service, Edward Hospital, Indian Prairie School District, Northern Illinois Gas, Hinsdale Hospital, College of DuPage, DuPage County, Central DuPage Hospital, McMaster Carr Supply, Fermi National Lab, and Elmhurst Hospital. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                            NEIGHBORHOOD DEMOGRAPHICS

                                                  AREA
                                -----------------------------------------
        CATEGORY                1-MI. RADIUS  3-MI. RADIUS   5-MI. RADIUS       MSA
---------------------------     ------------  ------------   ------------   -----------
POPULATION TRENDS
Current Population                 12,030         98,018        238,960      8,502,982
5-Year Population                  12,592        105,187        257,944      9,110,378
% Change CY-5Y                        4.7%           7.3%           7.9%           7.1%
Annual Change CY-5Y                   0.9%           1.5%           1.6%           1.4%

HOUSEHOLDS
Current Households                  4,480         33,244         85,394      3,054,373
5-Year Projected Households         4,712         35,826         92,933      3,264,990
% Change CY - 5Y                      5.2%           7.8%           8.8%           6.9%
Annual Change CY-5Y                   1.0%           1.6%           1.8%           1.4%

INCOME TRENDS
Median Household Income          $ 75,466      $  88,787      $  91,530     $   60,922
Per Capita Income                $ 25,423      $  29,981      $  32,227     $   25,978
Average Household Income         $ 67,946      $  87,316      $  90,186     $   72,319

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                      AREA
                                ------------------------------------------------
      CATEGORY                  1-MI. RADIUS      3-MI. RADIUS      5-MI. RADIUS       MSA
--------------------------      ------------      ------------      ------------      ------
HOUSING TRENDS
% of Households Renting            38.30%            20.33%            20.44%         32.62%
5-Year Projected % Renting         37.44%            19.47%            19.59%         31.47%

% of Households Owning             54.01%            75.84%            75.85%         61.13%
5-Year Projected % Owning          55.33%            76.92%            76.92%         62.69%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Apartments
South - Apartments
East  - Forest Preserve
West  - Residential dwellings/Apartments

CONCLUSIONS

The subject is well located within the city of Woodridge. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                                 MARKET ANALYSIS

The subject property is located in the city of Woodridge in DuPage County. The overall pace of development in the subject's market is more or less decreasing. The Woodridge/Lisle submarket's inventory grew 1.9% at the end of the 1Q2003. 260 units were built along Route 53 north of the subject property in the Seven Bridges Community. These apartments are superior compared to the subject property. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period        Region       Submarket
------        ------       ---------
 4Q01          4.0%          5.4%
 1Q02          5.1%          5.5%
 2Q02          5.2%          6.2%
 3Q02          5.5%          7.3%
 4Q02          6.0%          8.3%
 1Q03          6.4%          8.5%

Source: Reis

Occupancy trends in the subject's market are increasing. Historically speaking, the subject's submarket has underperformed the overall market. Due to decreasing interest rates, single family housing is becoming more affordable, consequently the renter base has been decreasing driving down rents and occupancy. Also, a shift in demographics has changed, as the majority of the property's tenants are blue collar workers whose annual income is generally less than a white collar worker. As a result the marketing strategies have shifted to attract new tenants by offering concessions throughout the market.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period       Region      % Change     Submarket      % Change
------       ------      --------     ---------      --------
 4Q01         $902            -         $846              -
 1Q02         $894         -0.9%        $848            0.2%
 2Q02         $890         -0.4%        $847           -0.1%
 3Q02         $896          0.7%        $846           -0.1%
 4Q02         $890         -0.7%        $829           -2.0%
 1Q03         $879         -1.2%        $836            0.8%

Source: Reis

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                             COMPETITIVE PROPERTIES

  No.             Property Name           Units      Ocpy.      Year Built          Proximity to subject
-------      -----------------------      -----      -----      ----------      ----------------------------
  R-1        The Villages on Maple         300        90%          1974         4 miles north of the subject
  R-2        Timber Creek Apartments       304        80%          1967         Next to subject
  R-3        Emerald Courts                376        93%          1977         1 mile east of the subject
Subject      Highcrest Townhomes           176        95%          1973

The apartment sector has been adversely affected by the affordability of single-family homes and poor economic conditions. Owners have lowered rents, which has eliminated any opportunity for rent growth. Typically, apartment managers have been either decreasing rents or offering rent concessions (mostly 1-2 months free rent) to attract new tenants. The market is expected to have an upturn by the end of 2003 and continue to see rents increase thereafter.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                              PROPERTY DESCRIPTION

SITE ANALYSIS

Site Area                     9.98 acres, or 434,729 square feet

Shape                         Irregular

Topography                    Level to slope

Utilities                     All necessary utilities are available to the site.

Soil Conditions               Stable

Easements Affecting Site      None other than typical utility easements

Overall Site Appeal           Average

Flood Zone:

  Community Panel             1701970055B, dated April 15, 1982

  Flood Zone                  Zone C

Zoning A2-S, the subject improvements represent a legal conforming use of the site.

REAL ESTATE TAXES

                              ASSESSED VALUE - 2002
                    ----------------------------------------      TAX RATE /      PROPERTY
PARCEL NUMBER         LAND         BUILDING         TOTAL         MILL RATE        TAXES
-------------       --------      ----------      ----------      ----------      --------
08-35-104-003       $434,060      $3,099,850      $3,533,910       $0.07356       $259,954

IMPROVEMENT ANALYSIS

Year Built                    1973

Number of Units               176

Net Rentable Area             206,200 Square Feet

Construction:

 Foundation                   Concrete pier and beam

 Frame                        Wood

 Exterior Walls               Brick or masonry

 Roof                         Composition shingle over a wood truss structure

Project Amenities             Amenities at the subject include a swimming pool,
                              laundry room, and parking area.

Unit Amenities                Individual unit amenities include a balcony,
                              cable TV connection, and washer dryer connection.
                              Appliances available in each unit include a refrigerator stove, dishwasher, water heater, garbage disposal, and oven.

Unit Mix:

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                                                    Unit Area
   Unit Type             Number of Units            (Sq. Ft.)
----------------         ---------------            ---------
1Br/1.5Ba - 1A15                29                      900
2Br/1.5Ba - 2A15               110                    1,200
3Br/2.5Ba - 3A25                37                    1,300

Overall Condition           Average
Effective Age               25 years
Economic Life               45 years
Remaining Economic Life     20 years
Deferred Maintenance        None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1973 and consist of a 176-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                   COMPARABLE                  COMPARABLE
           DESCRIPTION                   SUBJECT                     I - 1                       I - 2
-----------------------------------------------------------------------------------------------------------------
  Property Name                   Highcrest Townhomes      Greenway Trail Apartments    Sherry Naperville
LOCATION:
  Address                         3514 West 83rd Street    136 Greenway Trail           1821 Washington Street
  City, State                     Woodridge, Illinois      Carol Stream, IL             Naperville, IL
  County                          DuPage                   DuPage                       DuPage
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          206,200                  269,400                      156,600
  Year Built                      1973                     1977                         1975
  Number of Units                 176                      325                          164
  Unit Mix:                             Type        Total    Type              Total     Type               Total
                                  1Br/1.5Ba - 1A15    29   Studio/1BH             1     1BR/1BH              128
                                  2Br/1.5Ba - 2A15   110   1BR/1.5BH            228     2BR/2BH               36
                                  3Br/2.5Ba - 3A25    37   2BR/1.5BH             96
  Average Unit Size (SF)          1,172                    829                          955
  Land Area (Acre)                9.9800                   14.7500                      9.0900
  Density (Units/Acre)            17.6                     22.0                         18.0
  Parking Ratio (Spaces/Unit)     1.53                     Ample                        2.00
  Parking Type (Gr., Cov., etc.)  Open                     Open                         Open, Covered
CONDITION:                        Average                  Average                      Average
APPEAL:                           Average                  Good                         Good
AMENITIES:
  Pool/Spa                        Yes/No                   Yes/No                       Yes/No
  Gym Room                        No                       No                           No
  Laundry Room                    Yes                      Yes                          Yes
  Secured Parking                 No                       No                           No
  Sport Courts                    No                       Yes                          No
  Washer/Dryer Connection         Yes                      Yes                          No
  Fireplace                       No                       No                           No
  Balconies                       Yes                      Yes                          Yes
OCCUPANCY:                        95%                      95%                          93%
TRANSACTION DATA:
  Sale Date                                                January, 2003                December, 2002
  Sale Price ($)                                           $21,000,000                  $12,600,000
  Grantor                                                  582 Redhill (LLC)            Protter Enterprises (Ltd)
  Grantee                                                  Greenway Apts. Ltd.          Sherry Apartments (LP)
                                                           Partnership
  Sale Documentation                                       R03-072490                   R02-347205
  Verification                                             Confidential                 Confidential
  Telephone Number
ESTIMATED PRO-FORMA:                                         Total $    $/Unit    $/SF    Total $    $/Unit   $/SF
  Potential Gross Income                                    $3,268,260  $10,056  $12.13  $1,549,800  $9,450  $9.90
  Vacancy/Credit Loss                                       $  163,413  $   503  $ 0.61  $  108,486  $  662  $0.69
  Effective Gross Income                                    $3,104,847  $ 9,553  $11.53  $1,441,314  $8,789  $9.20
  Operating Expenses                                        $1,241,939  $ 3,821  $ 4.61  $  504,456  $3,076  $3.22
  Net Operating Income                                      $1,862,908  $ 5,732  $ 6.92  $  936,858  $5,713  $5.98
NOTES:                                                     None                         Minor repairs reported
  PRICE PER UNIT                                                     $64,615                     $76,829
  PRICE PER SQUARE FOOT                                              $ 77.95                     $ 80.46
  EXPENSE RATIO                                                         40.0%                       35.0%
  EGIM                                                                  6.76                        8.74
  OVERALL CAP RATE                                                      8.87%                       7.44%
  Cap Rate based on Pro Forma or
   Actual Income?                                                   PRO FORMA                   PRO FORMA

                                          COMPARABLE                     COMPARABLE                 COMPARABLE
           DESCRIPTION                      I - 3                          I - 4                      I - 5
----------------------------------------------------------------------------------------------------------------------
  Property Name                   Remington Apartments         Hunters Glen Apartments      Mill Ponds Apartments
LOCATION:
  Address                         525 Fair Meadows Drive       245 North Oakhurst Drive     1331 Modaff Road
  City, State                     Romeoville, IL               Aurora, IL                   Naperville, IL
  County                          Will                         DuPage                       DuPage
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          332,206                      299,040                      205,931
  Year Built                      1999                         1989                         1988
  Number of Units                 350                          320                          216
  Unit Mix:                        Type             Total        Type                Total   Type                Total
                                  1BR/1BH            169       1BR/1BH                128   1BR/1BH                72
                                  2BR/2BH            169       2BR/2BH                192   2BR/2BH               144
                                  3BR/2BH             12
  Average Unit Size (SF)          949                          935                          953
  Land Area (Acre)                29.1700                      14.8700                      13.4200
  Density (Units/Acre)            12.0                         21.5                         16.1
  Parking Ratio (Spaces/Unit)     2.00                         0.46                         2.00
  Parking Type (Gr., Cov., etc.)  Open, Covered                Open, Covered                Open, Covered
CONDITION:                        Very Good                    Good                         Average
APPEAL:                           Good                         Good                         Average
AMENITIES:
  Pool/Spa                        Yes/Yes                      Yes/No                       Yes/No
  Gym Room                        Yes                          Yes                          No
  Laundry Room                    Yes                          No                           Yes
  Secured Parking                 Yes                          Yes                          No
  Sport Courts                    Yes                          Yes                          No
  Washer/Dryer Connection         Yes                          Yes                          No
  Fireplace                       Yes                          Yes                          No
  Balconies                       Yes                          Yes                          Yes
OCCUPANCY:                        93%                          90%                          96%
TRANSACTION DATA:
  Sale Date                       June, 2002                   February, 2002               May, 2001
  Sale Price ($)                  $31,800,000                  $22,800,000                  $14,684,000
  Grantor                         Fairfield Romeoville (LP)    Realty Associates Fund III   State Bank of Countryside
  Grantee                         JRC Remington (LLC)          R.E. Cedar (LP)              Mill Ponds Associates
  Sale Documentation              R0-2109715                   R02-040364                   R01-079063
  Verification                    Confidential                 Confidential                 Confidential
  Telephone Number
ESTIMATED PRO-FORMA:                Total $     $/Unit   $/SF     Total $    $/Unit   $/SF    Total $    $/Unit   $/SF
  Potential Gross Income           $4,495,020  $12,843  $13.53  $3,732,300  $11,663  $12.48  $2,087,000  $9,662  $10.13
  Vacancy/Credit Loss              $  314,651  $   899  $ 0.95  $  373,230  $ 1,166  $ 1.25  $        0  $    0  $ 0.00
  Effective Gross Income           $4,180,369  $11,944  $12.58  $3,359,070  $10,497  $11.23  $2,087,000  $9,662  $10.13
  Operating Expenses               $1,672,148  $ 4,778  $ 5.03  $1,511,582  $ 4,724  $ 5.05  $  707,520  $3,276  $ 3.44
  Net Operating Income             $2,508,221  $ 7,166  $ 7.55  $1,847,488  $ 5,773  $ 6.18  $1,379,480  $6,386  $ 6.70
NOTES:                            None                         Estimated $1.8 million       None
                                                               worth of work upgrading
                                                               the clubhouse.
                                                               (roof and residing)
  PRICE PER UNIT                              $90,857                   $71,250                      $67,981
  PRICE PER SQUARE FOOT                       $ 95.72                   $ 76.24                      $ 71.31
  EXPENSE RATIO                                  40.0%                     45.0%                        33.9%
  EGIM                                           7.61                      6.79                         7.04
  OVERALL CAP RATE                               7.89%                     8.10%                        9.39%
  Cap Rate based on Pro Forma or
   Actual Income?                            PRO FORMA                  PRO FORMA                     ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $64,615 to $90,857 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $67,981 to $86,314 per unit with a mean or average adjusted price of $80,374 per unit. The median adjusted price is $82,294 per unit. Based on the following analysis, we have concluded to a value of $80,000 per unit, which results in an "as is" value of $14,100,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

SALES ADJUSTMENT GRID

                                                                    COMPARABLE                COMPARABLE
  DESCRIPTION                               SUBJECT                   I - 1                     I - 2
--------------------------------------------------------------------------------------------------------------
  Property Name                      Highcrest Townhomes    Greenway Trail Apartments  Sherry Naperville
  Address                            3514 West 83rd Street  136 Greenway Trail         1821 Washington Street
  City                               Woodridge, Illinois    Carol Stream, IL           Naperville, IL
  Sale Date                                                 January, 2003              December, 2002
  Sale Price ($)                                            $21,000,000                $12,600,000
  Net Rentable Area (SF)             206,200                269,400                    156,600
  Number of Units                    176                    325                        164
  Price Per Unit                                            $64,615                    $76,829
  Year Built                         1973                   1977                       1975
  Land Area (Acre)                   9.9800                 14.7500                    9.0900
VALUE ADJUSTMENTS                       DESCRIPTION            DESCRIPTION       ADJ.    DESCRIPTION      ADJ.
  Property Rights Conveyed           Fee Simple Estate      Fee Simple Estate      0%  Fee Simple Estate    0%
  Financing                                                 Cash To Seller         0%  Cash To Seller       0%
  Conditions of Sale                                        Arm's Length           0%  Arm's Length         0%
  Date of Sale (Time)                                       01-2003                0%  12-2002              0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                 $64,615                    $76,829
  Location                                                  Comparable             0%  Comparable           0%
  Number of Units                    176                    325                   10%  164                  0%
  Quality / Appeal                   Average                Comparable             0%  Comparable           0%
  Age / Condition                    1973                   1977 / Average         0%  1975 / Average       0%
  Occupancy at Sale                  95%                    95%                    0%  93%                  0%
  Amenities                          Average                Comparable             0%  Comparable           0%
  Average Unit Size (SF)             1,172                  829                   15%  955                 10%
PHYSICAL ADJUSTMENT                                                               25%                      10%
FINAL ADJUSTED VALUE ($/UNIT)                                        $80,769                   $84,512

                                            COMPARABLE               COMPARABLE               COMPARABLE
  DESCRIPTION                                 I - 3                    I - 4                     I - 5
---------------------------------------------------------------------------------------------------------------
  Property Name                      Remington Apartments     Hunters Glen Apartments   Mill Ponds Apartments
  Address                            525 Fair Meadows Drive   245 North Oakhurst Drive  1331 Modaff Road
  City                               Romeoville, IL           Aurora, IL                Naperville, IL
  Sale Date                          June, 2002               February, 2002            May, 2001
  Sale Price ($)                     $31,800,000              $22,800,000               $14,684,000
  Net Rentable Area (SF)             332,206                  299,040                   205,931
  Number of Units                    350                      320                       216
  Price Per Unit                     $90,857                  $71,250                   $67,981
  Year Built                         1999                     1989                      1988
  Land Area (Acre)                   29.1700                  14.8700                   13.4200
VALUE ADJUSTMENTS                      DESCRIPTION       ADJ.    DESCRIPTION       ADJ.     DESCRIPTION     ADJ.
  Property Rights Conveyed           Fee Simple Estate    0%  Fee Simple Estate     0%  Fee Simple Estate    0%
  Financing                          Cash To Seller       0%  Cash To Seller        0%  Cash To Seller       0%
  Conditions of Sale                 Arm's Length         0%  Arm's Length          0%  Arm's Length         0%
  Date of Sale (Time)                06-2002              0%  02-2002               5%  05-2001              0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)          $90,857                    $74,813                  $67,981
  Location                           Comparable           0%  Comparable            0%  Comparable           0%
  Number of Units                    350                 10%  320                  10%  216                  0%
  Quality / Appeal                   Superior           -10%  Comparable            0%  Comparable           0%
  Age / Condition                    1999 / Very Good   -10%  1989 / Good         -10%  1988 / Average     -10%
  Occupancy at Sale                  93%                  0%  90%                   0%  96%                  0%
  Amenities                          Superior            -5%  Comparable            0%  Comparable           0%
  Average Unit Size (SF)             949                 10%  935                  10%  953                 10%
PHYSICAL ADJUSTMENT                                      -5%                       10%                       0%
FINAL ADJUSTED VALUE ($/UNIT)                $86,314                    $82,294                 $67,981

SUMMARY

VALUE RANGE (PER UNIT)           $67,981 TO $86,314
MEAN (PER UNIT)                  $80,374
MEDIAN (PER UNIT)                $82,294
VALUE CONCLUSION (PER UNIT)      $80,000

VALUE OF IMPROVEMENT & MAIN SITE                $14,080,000
  PV OF CONCESSIONS                            -$    29,000
VALUE INDICATED BY SALES COMPARISON APPROACH    $14,051,000
ROUNDED                                         $14,100,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                             NOI PER UNIT COMPARISON

                       SALE PRICE              NOI/        SUBJECT NOI
COMPARABLE   NO. OF    ----------            --------    --------------  ADJUSTMENT    INDICATED
    NO.      UNITS     PRICE/UNIT    OAR     NOI/UNIT    SUBJ. NOI/UNIT    FACTOR     VALUE/UNIT
------------------------------------------------------------------------------------------------
   I-1        325     $21,000,000   8.87%   $1,862,908   $1,110,969         1.101       $71,157
                      $    64,615           $    5,732   $    6,312
   I-2        164     $12,600,000   7.44%   $  936,858   $1,110,969         1.105       $84,896
                      $    76,829           $    5,713   $    6,312
   I-3        350     $31,800,000   7.89%   $2,508,221   $1,110,969         0.881       $80,030
                      $    90,857           $    7,166   $    6,312
   I-4        320     $22,800,000   8.10%   $1,847,488   $1,110,969         1.093       $77,901
                      $    71,250           $    5,773   $    6,312
   I-5        216     $14,684,000   9.39%   $1,379,480   $1,110,969         0.988       $67,192
                      $    67,981           $    6,386   $    6,312

                   PRICE/UNIT

  Low         High        Average       Median
----------------------------------------------
$67,192      $84,896      $76,235      $77,901

  VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

----------------------------------------------------
Estimated Price Per Unit                 $    78,000
Number of Units                                  176

Value                                    $13,728,000
  PV of Concessions                     -$    29,000
                                         -----------
Value Based on NOI Analysis              $13,699,000
                             Rounded     $13,700,000


The adjusted sales indicate a range of value between $67,192 and $84,896 per unit, with an average of $76,235 per unit. Based on the subject's competitive position within the improved sales, a value of $78,000 per unit is estimated. This indicates an "as is" market value of $13,700,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                     SALE PRICE
COMPARABLE  NO. OF   ----------     EFFECTIVE    OPERATING              SUBJECT
   NO.      UNITS    PRICE/UNIT   GROSS INCOME    EXPENSE     OER    PROJECTED OER    EGIM
---------------------------------------------------------------------------------------------
   I-1      325     $21,000,000    $3,104,847   $1,241,939   40.00%                   6.76
                    $    64,615
   I-2      164     $12,600,000    $1,441,314   $  504,456   35.00%                   8.74
                    $    76,829
   I-3      350     $31,800,000    $4,180,369   $1,672,148   40.00%                   7.61
                    $    90,857                                          44.49%
   I-4      320     $22,800,000    $3,359,070   $1,511,582   45.00%                   6.79
                    $    71,250
   I-5      216     $14,684,000    $2,087,000   $  707,520   33.90%                   7.04
                    $    67,981

                                      EGIM

Low        High       Average    Median
---------------------------------------
6.76       8.74        7.39       7.04

VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

----------------------------------------------------
Estimate EGIM                                   7.00
Subject EGI                            $   2,096,636

Value                                  $  14,676,452
  PV of Concessions                   -$      29,000
                                       -------------
Value Based on EGIM Analysis           $  14,647,452
                              Rounded  $  14,600,000
             Value Per Unit            $      82,955

--------------------------------
There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 44.49% before reserves. The comparable sales indicate a range of expense ratios from 33.90% to 45.00%, while their EGIMs range from 6.76 to 8.74. Overall, we conclude to an EGIM of 7.00, which results in an "as is" value estimate in the EGIM Analysis of $14,600,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $14,200,000.

Price Per Unit                                 $14,100,000
NOI Per Unit                                   $13,700,000
EGIM Analysis                                  $14,600,000

Sales Comparison Conclusion                    $14,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                                Average
                           Unit Area       -----------------
    Unit Type              (Sq. Ft.)       Per Unit   Per SF      %Occupied
---------------------------------------------------------------------------
1Br/1.5Ba - 1A15              900           $  772     $0.86        93.1%
2Br/1.5Ba - 2A15             1200           $  942     $0.78        96.4%
3Br/2.5Ba - 3A25             1300           $1,153     $0.89        94.6%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                                  RENT ANALYSIS

                                                                      COMPARABLE RENTS
                                                            ------------------------------------
                                                                R-1         R-2            R-3
                                                            ------------------------------------
                                                                The       Timber
                                                            Villages on    Creek         Emerald
                                                               Maple     Apartments      Courts
                                                            ------------------------------------
                                                                    COMPARISON TO SUBJECT
                                          SUBJECT  SUBJECT  ------------------------------------
                           SUBJECT UNIT   ACTUAL   ASKING    Slightly                   Slightly
DESCRIPTION                    TYPE        RENT     RENT     Inferior     Similar       Inferior      MIN     MAX   MEDIAN   AVERAGE
------------------------------------------------------------------------------------------------------------------------------------
Monthly Rent               1Br/1.5Ba -    $  772   $  799     $  822       $ 709         $  820     $  709  $  822  $  820   $  783
Unit Area (SF)             1A15              900      900        694         748            816        694     816     748      753
Monthly Rent Per Sq. Ft.                  $ 0.86   $ 0.89     $ 1.18       $0.95         $ 1.00     $ 0.95  $ 1.18  $ 1.00   $ 1.05

Monthly Rent               2Br/1.5Ba -    $  942   $  984     $1,055       $ 812         $  938     $  812  $1,055  $  938   $  935
Unit Area (SF)             2A15            1,200    1,200        935         830            988        830     988     935      918
Monthly Rent Per Sq. Ft.                  $ 0.78   $ 0.82     $ 1.13       $0.98         $ 0.95     $ 0.95  $ 1.13  $ 0.98   $ 1.02

Monthly Rent               3Br/2.5Ba -    $1,153   $1,214     $1,280                     $1,060     $1,060  $1,280  $1,170   $1,170
Unit Area (SF)             3A25            1,300    1,300      1,217                      1,050      1,050   1,217   1,134    1,134
Monthly Rent Per Sq. Ft.                  $ 0.89   $ 0.93     $ 1.05                     $ 1.01     $ 1.01  $ 1.05  $ 1.03   $ 1.03

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                               Market Rent
                                                Unit Area   ------------------      Monthly          Annual
Unit Type                   Number of Units     (Sq. Ft.)   Per Unit    Per SF       Income          Income
-------------------------------------------------------------------------------------------------------------
1Br/1.5Ba - 1A15                  29                900      $  800     $0.89       $ 23,200       $  278,400
2Br/1.5Ba - 2A15                 110              1,200      $  950     $0.79       $104,500       $1,254,000
3Br/2.5Ba - 3A25                  37              1,300      $1,200     $0.92       $ 44,400       $  532,800
                                                                                    --------       ----------
                                                                        Total       $172,100       $2,065,200
                                                                                    ========       ==========

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                 FISCAL YEAR 2000            FISCAL YEAR 2001           FISCAL YEAR 2002
                            ---------------------------------------------------------------------------------
                                      ACTUAL                      ACTUAL                     ACTUAL
                            ---------------------------------------------------------------------------------
       DESCRIPTION             TOTAL        PER UNIT       TOTAL        PER UNIT       TOTAL        PER UNIT
-------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $ 1,993,804   $    11,328   $ 2,064,115   $    11,728   $ 2,076,507   $    11,798

  Vacancy                   $   100,575   $       571   $    60,640   $       345   $   109,737   $       624
  Credit Loss/Concessions   $    89,971   $       511   $    73,176   $       416   $    87,086   $       495
                            ---------------------------------------------------------------------------------
    Subtotal                $   190,546   $     1,083   $   133,816   $       760   $   196,823   $     1,118

  Laundry Income            $         0   $         0   $         0   $         0   $         0   $         0
  Garage Revenue            $         0   $         0   $         0   $         0   $         0   $         0
  Other Misc. Revenue       $    93,527   $       531   $    72,197   $       410   $   225,907   $     1,284
                            ---------------------------------------------------------------------------------
    Subtotal Other Income   $    93,527   $       531   $    72,197   $       410   $   225,907   $     1,284

                            ---------------------------------------------------------------------------------
Effective Gross Income      $ 1,896,785   $    10,777   $ 2,002,496   $    11,378   $ 2,105,591   $    11,964

Operating Expenses
  Taxes                     $   194,160   $     1,103   $   187,028   $     1,063   $   281,667   $     1,600
  Insurance                 $    17,844   $       101   $    30,915   $       176   $    19,139   $       109
  Utilities                 $   185,700   $     1,055   $   234,765   $     1,334   $   191,400   $     1,088
  Repair & Maintenance      $    64,153   $       365   $    56,826   $       323   $    53,111   $       302
  Cleaning                  $    10,536   $        60   $     8,800   $        50   $    10,800   $        61
  Landscaping               $    18,504   $       105   $    14,227   $        81   $    23,075   $       131
  Security                  $         0   $         0   $         0   $         0   $         0   $         0
  Marketing & Leasing       $    33,196   $       189   $    29,203   $       166   $    21,375   $       121
  General Administrative    $   195,938   $     1,113   $   214,969   $     1,221   $   156,476   $       889
  Management                $    96,597   $       549   $   113,683   $       646   $   105,702   $       601
  Miscellaneous             $    73,632   $       418   $    59,955   $       341   $   204,679   $     1,163

                            ---------------------------------------------------------------------------------
Total Operating Expenses    $   890,260   $     5,058   $   950,371   $     5,400   $ 1,067,424   $     6,065

  Reserves                  $         0   $         0   $         0   $         0   $         0   $         0

                            ---------------------------------------------------------------------------------
Net Income                  $ 1,006,525   $     5,719   $ 1,052,125   $     5,978   $ 1,038,167   $     5,899

                                 FISCAL YEAR 2003            ANNUALIZED 2003
                            ------------------------------------------------------
                                 MANAGEMENT BUDGET              PROJECTION                      AAA PROJECTION
                            -------------------------------------------------------------------------------------------
     DESCRIPTION               TOTAL         PER UNIT      TOTAL         PER UNIT        TOTAL       PER UNIT      %
-----------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $ 1,998,396   $    11,355   $ 2,104,184    $    11,956   $ 2,065,200   $    11,734   100.0%

  Vacancy                   $    77,871   $       442   $    86,068    $       489   $   103,260   $       587     5.0%
  Credit Loss/Concessions   $    76,373   $       434   $   152,576    $       867   $    41,304   $       235     2.0%
                            -------------------------------------------------------------------------------------------
    Subtotal                $   154,244   $       876   $   238,644    $     1,356   $   144,564   $       821     7.0%

  Laundry Income            $         0   $         0   $         0    $         0   $         0   $         0     0.0%
  Garage Revenue            $         0   $         0   $         0    $         0   $         0   $         0     0.0%
  Other Misc. Revenue       $   330,799   $     1,880   $   200,484    $     1,139   $   176,000   $     1,000     8.5%
                            -------------------------------------------------------------------------------------------
    Subtotal Other Income   $   330,799   $     1,880   $   200,484    $     1,139   $   176,000   $     1,000     8.5%

Effective Gross Income      $ 2,174,951   $    12,358   $ 2,066,024    $    11,739   $ 2,096,636   $    11,913   100.0%

Operating Expenses
  Taxes                     $   199,230   $     1,132   $   198,092    $     1,126   $   199,232   $     1,132     9.5%
  Insurance                 $     8,182   $        46   $   125,764    $       715   $    17,600   $       100     0.8%
  Utilities                 $   298,137   $     1,694   $   293,620    $     1,668   $   298,144   $     1,694    14.2%
  Repair & Maintenance      $    57,995   $       330   $   116,588    $       662   $    58,080   $       330     2.8%
  Cleaning                  $         0   $         0   $    12,600    $        72   $     8,800   $        50     0.4%
  Landscaping               $    50,646   $       288   $         0    $         0   $    17,600   $       100     0.8%
  Security                  $         0   $         0   $         0    $         0   $         0   $         0     0.0%
  Marketing & Leasing       $    24,124   $       137   $    29,736    $       169   $    24,112   $       137     1.2%
  General Administrative    $   171,639   $       975   $   194,324    $     1,104   $   176,000   $     1,000     8.4%
  Management                $    30,976   $       176   $   108,924    $       619   $    62,899   $       357     3.0%
  Miscellaneous             $    68,948   $       392  ($   15,260)   -$        87   $    70,400   $       400     3.4%

                            -------------------------------------------------------------------------------------------
Total Operating Expenses    $   909,877   $     5,170   $ 1,064,388    $     6,048   $   932,867   $     5,300    44.5%

  Reserves                  $         0   $         0   $         0    $         0   $    52,800   $       300     5.7%

                            -------------------------------------------------------------------------------------------
Net Income                  $ 1,265,074   $     7,188   $ 1,001,636    $     5,691   $ 1,110,969   $     6,312    53.0%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 7% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $300 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $300 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                 CAPITALIZATION RATES
           ----------------------------------
               GOING-IN           TERMINAL
           ----------------------------------
            LOW      HIGH      LOW      HIGH
           ----------------------------------
RANGE      6.00%    10.00%    7.00%    10.00%
AVERAGE         8.14%              8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 31
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.   SALE DATE   OCCUP.   PRICE/UNIT    OAR
---------------------------------------------------
   I-1       Jan-03      95%      $64,615     8.87%
   I-2       Dec-02      93%      $76,829     7.44%
   I-3       Jun-02      93%      $90,857     7.89%
   I-4       Feb-02      90%      $71,250     8.10%
   I-5       May-01      96%      $67,981     9.39%
                                     High     9.39%
                                      Low     7.44%
                                  Average     8.34%

                               LOCAL BROKER SURVEY

      BROKER                     COMPANY           MARKET CAP RATE
------------------------------------------------------------------
Class B & C Properties    Real Capital Analytics     5.5% - 7.8%

Based on this information, we have concluded the subject's overall capitalization rate should be 8.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 8.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 10.75%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 10.75% indicates a value of $14,100,000. In this instance, the reversion figure contributes approximately 44% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 33
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

DISCOUNTED CASH FLOW ANALYSIS

                               HIGHCREST TOWNHOMES

                YEAR                    MAY-2004     MAY-2005     MAY-2006     MAY-2007     MAY-2008     MAY-2009     MAY-2010
            FISCAL YEAR                    1            2            3            4            5            6            7
--------------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $2,065,200   $2,127,156   $2,190,971   $2,256,700   $2,324,401   $2,394,133   $2,465,957

  Vacancy                              $  103,260   $  106,358   $  109,549   $  112,835   $  116,220   $  119,707   $  123,298
  Credit Loss                          $   41,304   $   42,543   $   43,819   $   45,134   $   46,488   $   47,883   $   49,319
  Concessions                          $   31,680   $        0   $        0   $        0   $        0   $        0   $        0
                                       ----------------------------------------------------------------------------------------
    Subtotal                           $  176,244   $  148,901   $  153,368   $  157,969   $  162,708   $  167,589   $  172,617

  Laundry Income                       $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Garage Revenue                       $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue                  $  176,000   $  181,280   $  186,718   $  192,320   $  198,090   $  204,032   $  210,153
                                       ----------------------------------------------------------------------------------------
    Subtotal Other Income              $  176,000   $  181,280   $  186,718   $  192,320   $  198,090   $  204,032   $  210,153
EFFECTIVE GROSS INCOME                 $2,064,956   $2,159,535   $2,224,321   $2,291,051   $2,359,782   $2,430,576   $2,503,493

OPERATING EXPENSES:
  Taxes                                $  199,232   $  205,209   $  211,365   $  217,706   $  224,237   $  230,964   $  237,893
  Insurance                            $   17,600   $   18,128   $   18,672   $   19,232   $   19,809   $   20,403   $   21,015
  Utilities                            $  298,144   $  307,088   $  316,301   $  325,790   $  335,564   $  345,631   $  356,000
  Repair & Maintenance                 $   58,080   $   59,822   $   61,617   $   63,466   $   65,370   $   67,331   $   69,351
  Cleaning                             $    8,800   $    9,064   $    9,336   $    9,616   $    9,904   $   10,202   $   10,508
  Landscaping                          $   17,600   $   18,128   $   18,672   $   19,232   $   19,809   $   20,403   $   21,015
  Security                             $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing                  $   24,112   $   24,835   $   25,580   $   26,348   $   27,138   $   27,952   $   28,791
  General Administrative               $  176,000   $  181,280   $  186,718   $  192,320   $  198,090   $  204,032   $  210,153
  Management                           $   61,949   $   64,786   $   66,730   $   68,732   $   70,793   $   72,917   $   75,105
  Miscellaneous                        $   70,400   $   72,512   $   74,687   $   76,928   $   79,236   $   81,613   $   84,061
                                       ----------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  931,917   $  960,853   $  989,679   $1,019,369   $1,049,950   $1,081,449   $1,113,892
  Reserves                             $   52,800   $   54,384   $   56,016   $   57,696   $   59,427   $   61,210   $   63,046
                                       ----------------------------------------------------------------------------------------
NET OPERATING INCOME                   $1,080,239   $1,144,298   $1,178,627   $1,213,986   $1,250,405   $1,287,917   $1,326,555
                                       ----------------------------------------------------------------------------------------
  Operating Expense Ratio (% of EGI)         45.1%        44.5%        44.5%        44.5%        44.5%        44.5%        44.5%
  Operating Expense Per Unit           $    5,295   $    5,459   $    5,623   $    5,792   $    5,966   $    6,145   $    6,329

                YEAR                    MAY-2011     MAY-2012     MAY-2013     MAY-2014
            FISCAL YEAR                    8            9            10           11
----------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $2,539,936   $2,616,134   $2,694,618   $2,775,456

  Vacancy                              $  126,997   $  130,807   $  134,731   $  138,773
  Credit Loss                          $   50,799   $   52,323   $   53,892   $   55,509
  Concessions                          $        0   $        0   $        0   $        0
                                       -------------------------------------------------
    Subtotal                           $  177,795   $  183,129   $  188,623   $  194,282

  Laundry Income                       $        0   $        0   $        0   $        0
  Garage Revenue                       $        0   $        0   $        0   $        0
  Other Misc. Revenue                  $  216,458   $  222,952   $  229,640   $  236,529
                                       -------------------------------------------------
    Subtotal Other Income              $  216,458   $  222,952   $  229,640   $  236,529
                                       -------------------------------------------------
EFFECTIVE GROSS INCOME                 $2,578,598   $2,655,956   $2,735,634   $2,817,703

OPERATING EXPENSES:
  Taxes                                $  245,030   $  252,381   $  259,953   $  267,751
  Insurance                            $   21,646   $   22,295   $   22,964   $   23,653
  Utilities                            $  366,680   $  377,680   $  389,010   $  400,681
  Repair & Maintenance                 $   71,431   $   73,574   $   75,781   $   78,055
  Cleaning                             $   10,823   $   11,148   $   11,482   $   11,826
  Landscaping                          $   21,646   $   22,295   $   22,964   $   23,653
  Security                             $        0   $        0   $        0   $        0
  Marketing & Leasing                  $   29,655   $   30,544   $   31,461   $   32,405
  General Administrative               $  216,458   $  222,952   $  229,640   $  236,529
  Management                           $   77,358   $   79,679   $   82,069   $   84,531
  Miscellaneous                        $   86,583   $   89,181   $   91,856   $   94,612
                                       -------------------------------------------------
TOTAL OPERATING EXPENSES               $1,147,309   $1,181,728   $1,217,180   $1,253,695

  Reserves                             $   64,937   $   66,885   $   68,892   $   70,959
                                       -------------------------------------------------
NET OPERATING INCOME                   $1,366,352   $1,407,342   $1,449,562   $1,493,049
                                       -------------------------------------------------
  Operating Expense Ratio (% of EGI)         44.5%        44.5%        44.5%        44.5%
  Operating Expense Per Unit           $    6,519   $    6,714   $    6,916   $    7,123


Estimated Stabilized
  NOI                $1,110,969  Sales Expense Rate  2.00%
Months to Stabilized          1  Discount Rate      10.75%
Stabilized Occupancy       95.0% Terminal Cap Rate   8.50%

Gross Residual Sale Price $17,565,286 Deferred Maintenance    $         0
  Less: Sales Expense     $   351,306 Add: Excess Land        $         0
                          -----------
Net Residual Sale Price   $17,213,980 Other Adjustments       $         0
PV of Reversion           $ 6,200,746 Value Indicated By
                                                              -----------
                                        "DCF"                 $14,054,088
Add: NPV of NOI           $ 7,853,341               Rounded   $14,100,000
                          -----------
PV Total                  $14,054,088

                          "DCF" VALUE SENSITIVITY TABLE

                                                 DISCOUNT RATE
                           ---------------------------------------------------------------
       TOTAL VALUE            10.25%       10.50%       10.75%       11.00%       11.25%
------------------------------------------------------------------------------------------
                   8.00%   $14,937,908  $14,686,994  $14,441,634  $14,201,690  $13,967,022
                   8.25%   $14,729,022  $14,482,785  $14,241,989  $14,006,496  $13,776,170
TERMINAL CAP RATE  8.50%   $14,532,423  $14,290,589  $14,054,088  $13,822,784  $13,596,545
                   8.75%   $14,347,058  $14,109,376  $13,876,924  $13,649,569  $13,427,184
                   9.00%   $14,171,991  $13,938,230  $13,709,602  $13,485,978  $13,267,232

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 34
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

INCOME LOSS DURING LEASE-UP

The subject is currently near or at stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $29,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 8.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 35
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                               HIGHCREST TOWNHOMES

                                                TOTAL       PER SQ. FT.   PER UNIT   %OF EGI
--------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                  $ 2,065,200      $10.02      $11,734

  Less: Vacancy & Collection Loss   7.00%    $   144,564      $ 0.70      $   821

  Plus: Other Income
    Laundry Income                           $         0      $ 0.00      $     0     0.00%
    Garage Revenue                           $         0      $ 0.00      $     0     0.00%
    Other Misc. Revenue                      $   176,000      $ 0.85      $ 1,000     8.39%
                                             ---------------------------------------------
      Subtotal Other Income                  $   176,000      $ 0.85      $ 1,000     8.39%

EFFECTIVE GROSS INCOME                       $ 2,096,636      $10.17      $11,913

OPERATING EXPENSES:
  Taxes                                      $   199,232      $ 0.97      $ 1,132     9.50%
  Insurance                                  $    17,600      $ 0.09      $   100     0.84%
  Utilities                                  $   298,144      $ 1.45      $ 1,694    14.22%
  Repair & Maintenance                       $    58,080      $ 0.28      $   330     2.77%
  Cleaning                                   $     8,800      $ 0.04      $    50     0.42%
  Landscaping                                $    17,600      $ 0.09      $   100     0.84%
  Security                                   $         0      $ 0.00      $     0     0.00%
  Marketing & Leasing                        $    24,112      $ 0.12      $   137     1.15%
  General Administrative                     $   176,000      $ 0.85      $ 1,000     8.39%
  Management                        3.00%    $    62,899      $ 0.31      $   357     3.00%
  Miscellaneous                              $    70,400      $ 0.34      $   400     3.36%

TOTAL OPERATING EXPENSES                     $   932,867      $ 4.52      $ 5,300    44.49%

  Reserves                                   $    52,800      $ 0.26      $   300     2.52%
                                             ---------------------------------------------
NET OPERATING INCOME                         $ 1,110,969      $ 5.39      $ 6,312    52.99%

  "GOING IN" CAPITALIZATION RATE                    8.00%

  VALUE INDICATION                           $13,887,112      $67.35      $78,904

  LESS: LEASE-UP COST
  PV OF CONCESSIONS                         ($    29,000)
  {OTHER VALUE ADJUSTMENTS}

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)         $13,858,112

                             ROUNDED         $13,900,000      $67.41      $78,977

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 36
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE       VALUE         ROUNDED      $/UNIT      $/SF
-----------------------------------------------------------
 7.25%      $15,294,709    $15,300,000    $86,932    $74.20
 7.50%      $14,783,919    $14,800,000    $84,091    $71.77
 7.75%      $14,306,083    $14,300,000    $81,250    $69.35
 8.00%      $13,858,112    $13,900,000    $78,977    $67.41
 8.25%      $13,437,290    $13,400,000    $76,136    $64.99
 8.50%      $13,041,223    $13,000,000    $73,864    $63.05
 8.75%      $12,667,788    $12,700,000    $72,159    $61.59

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $13,900,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis           $14,100,000
Direct Capitalization Method            $13,900,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $14,000,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                             Not Utilized
Sales Comparison Approach                 $14,200,000
Income Approach                           $14,000,000
Reconciled Value                          $14,100,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 28, 2003 the market value of the fee simple estate in the property is:

                                   $14,100,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                               SUBJECT PHOTOGRAPHS

                [PICTURE]                                      [PICTURE]

  ENTRANCE OFF 83RD STREET FACING SOUTH          ENTRANCE OFF 83RD STREET FACING SOUTH

                [PICTURE]                                      [PICTURE]

  ENTRANCE OFF 83RD STREET FACING SOUTH          ENTRANCE OFF 83RD STREET FACING SOUTH

                [PICTURE]                                      [PICTURE]

MAIN ENTRANCE  OFF OF ROUTE 53 FACING WEST      POOL AREA WITH ADJACENT MAINTENANCE SHOP

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

     COMPARABLE I-1                  COMPARABLE I-2           COMPARABLE I-3
GREENWAY TRAIL APARTMENTS          SHERRY NAPERVILLE       REMINGTON APARTMENTS
   136 Greenway Trail            1821 Washington Street   525 Fair Meadows Drive
    Carol Stream, IL                Naperville, IL             Romeoville, IL

        [PICTURE]                      [PICTURE]                  [PICTURE]

     COMPARABLE I-4                  COMPARABLE I-5
HUNTERS GLEN APARTMENTS          MILL PONDS APARTMENTS
245 North Oakhurst Drive            1331 Modaff Road
       Aurora, IL                    Naperville, IL

        [PICTURE]                      [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                                                                                                       COMPARABLE
          DESCRIPTION                                  SUBJECT                                            R - 1
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Highcrest Townhomes                            The Villages on Maple
  Management Company              AIMCO                                          B&A Property Group, LLC
LOCATION:
  Address                         3514 West 83rd Street                          1769 Robin Lane
  City, State                     Woodridge, Illinois                            Lisle, IL
  County                          DuPage                                         DuPage
  Proximity to Subject                                                           4 miles north of the subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          206,200                                        286,164
  Year Built                      1973                                           1974
  Effective Age                   25                                             25
  Building Structure Type         Brick, wood & vinyl siding; shingle roof       Brick, wood siding; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                           Open
  Number of Units                 176                                            300
  Unit Mix:                              Type               Unit  Qty.    Mo.         Type                     Unit  Qty.    Mo.
                                  1 1Br/1.5Ba - 1A15         900   29   $  772   1 1BD/1BH - A1                 690   62   $  815
                                  2 2Br/1.5Ba - 2A15       1,200  110   $  942   1 1BD/1BH - T1                 740    6   $  890
                                  3 3Br/2.5Ba - 3A25       1,300   37   $1,153   2 2BD/1BH - B1                 909   58   $  940
                                                                                 2 2BD/1.5BH - T2               951   96   $1,125
                                                                                 3 3BD/1.5BH - T3             1,217   78   $1,280
  Average Unit Size (SF)          1,172                                          954
  Unit Breakdown:                   Efficiency    0%        2-Bedroom       16%    Efficiency    0%            2-Bedroom       51%
                                    1-Bedroom    63%        3-Bedroom       21%    1-Bedroom    23%            3-Bedroom       26%
CONDITION:                        Average                                        Fair
APPEAL:                           Average                                        Average
AMENITIES:
  Unit Amenities                      Attach. Garage            Vaulted Ceiling      Attach. Garage                  Vaulted Ceiling
                                   X  Balcony                                     X  Balcony                    X
                                      Fireplace                                      Fireplace                  X
                                   X  Cable TV Ready                              X  Cable TV Ready                 Playground
  Project Amenities                X  Swimming Pool                               X  Swimming Pool
                                      Spa/Jacuzzi               Car Wash             Spa/Jacuzzi                     Car Wash
                                      Basketball Court          BBQ Equipment        Basketball Court                BBQ Equipment
                                      Volleyball Court          Theater Room         Volleyball Court                Theater Room
                                      Sand Volley Ball          Meeting Hall         Sand Volley Ball                Meeting Hall
                                      Tennis Court              Secured Parking      Tennis Court                    Secured Parking
                                      Racquet Ball           X  Laundry Room         Racquet Ball               X    Laundry Room
                                      Jogging Track             Business Office      Jogging Track                   Business Office
                                      Gym Room                                    X  Gym Room

OCCUPANCY:                        95%                                            90%
LEASING DATA:
  Available Leasing Terms         12 Months                                      6 to 12 Months, Variable
  Concessions                     $300 off the first month                       1.5 Months free and no security deposit
  Pet Deposit                     $150                                           $200 - $300
  Utilities Paid by Tenant:        X  Electric               X  Natural Gas       X  Electric                        Natural Gas
                                   X  Water                     Trash             X  Water                           Trash
  Confirmation                    May 3,2003; Mary Kenny (Property Manager)          May 3,2003; Mary Kenny (Property Manager)
  Telephone Number                (630) 985-3555                                     (630) 985-3555
NOTES:                                                                           None

  COMPARISON TO SUBJECT:                                                         Slightly Inferior

                                                     COMPARABLE                                      COMPARABLE
          DESCRIPTION                                  R - 2                                            R - 3
------------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Timber Creek Apartments                        Emerald Courts
  Management Company              A&R Katz Management Inc.                       Lincoln Property Company
LOCATION:
  Address                         3421 Foxboro Drive                             2472 Emerald Court
  City, State                     Woodridge, IL                                  Woodridge, IL
  County                          DuPage                                         DuPage
  Proximity to Subject            Next to subject                                1 mile east of the subject

PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          230,800                                        345,750
  Year Built                      1967                                           1977
  Effective Age                   25                                             20
  Building Structure Type         Stucco; asphalt shingle roof                   Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Open                                           Open
  Number of Units                 304                                            376
  Unit Mix:                           Type                  Unit  Qty.   Mo.            Type                   Unit  Qty.    Mo.
                                  1 1BD/1BH A1               700    8   $670     1 1BD/1BH - Plan A             750    22  $  815
                                  1 1BD/1BH A2               750  256   $710     1 1BD/1BH - Plan B             825   123  $  820
                                  2 2BD/1.5BH B1             800   16   $800     1 1BD/1BH - Plan C             830    25  $  825
                                  2 2BD/1.5BH B2             850   24   $820     2 2BD/1BH - Plan D             975    71  $  925
                                                                                 2 2BD/1BH - Plan E           1,000    79  $  950
                                                                                 3 3BD/2BH - Plan F           1,050    56  $1,060

  Average Unit Size (SF)          759                                            920
  Unit Breakdown:                   Efficiency    0%        2-Bedroom     13%      Efficiency    0%            2-Bedroom       40%
                                    1-Bedroom    87%        3-Bedroom      0%      1-Bedroom    45%            3-Bedroom       15%
CONDITION:                        Average                                        Good
APPEAL:                           Average                                        Good
AMENITIES:
  Unit Amenities                      Attach. Garage            Vaulted Ceiling      Attach. Garage                  Vaulted Ceiling
                                   X  Balcony                                     X  Balcony
                                   X  Fireplace                                      Fireplace                  X
                                   X  Cable TV Ready                              X  Cable TV Ready                 Playground
  Project Amenities                X  Swimming Pool                               X  Swimming Pool
                                      Spa/Jacuzzi               Car Wash             Spa/Jacuzzi                     Car Wash
                                      Basketball Court          BBQ Equipment        Basketball Court                BBQ Equipment
                                      Volleyball Court          Theater Room         Volleyball Court                Theater Room
                                      Sand Volley Ball          Meeting Hall         Sand Volley Ball                Meeting Hall
                                   X  Tennis Court              Secured Parking   X  Tennis Court                    Secured Parking
                                      Racquet Ball           X  Laundry Room         Racquet Ball               X    Laundry Room
                                      Jogging Track             Business Office      Jogging Track                   Business Office
                                   X  Gym Room                                    X  Gym Room

OCCUPANCY:                        80%                                            93%
LEASING DATA:
  Available Leasing Terms         6 to 12 Months, Variable                       6 to 12 Months, Variable
  Concessions                     2nd month free for 1 bedrooms                  1.5 to 2.5 Months Free
  Pet Deposit                     $200                                           $200
  Utilities Paid by Tenant:        X  Electric                  Natural Gas       X  Electric                        Natural Gas
                                      Water                     Trash                Water                           Trash
  Confirmation                    May 3,2003; Mary Kenny (Property Manager)      May 3,2003; Mary Kenny (Property Manager)
  Telephone Number                (630) 985-3555                                 (630) 985-3555
NOTES:                            None                                           None

  COMPARISON TO SUBJECT:          Similar                                        Slightly Inferior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

               PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

   COMPARABLE R-1            COMPARABLE R-2            COMPARABLE R-3
THE VILLAGES ON MAPLE    TIMBER CREEK APARTMENTS       EMERALD COURTS
   1769 Robin Lane          3421 Foxboro Drive       2472 Emerald Court
      Lisle, IL               Woodridge, IL             Woodridge, IL

      [PICTURE]                 [PICTURE]                 [PICTURE]

         N/A                       N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT C
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Seamus P. King provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institutes continuing education requirements.

                                            -s- Ken Kapecki
                                            ----------------
                                            Ken Kapecki, MAI
                                     Managing Principal, Real Estate Group
                                Illinois Certified General Real Estate Appraiser
                                                #153000331

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                             KENNETH W. KAPECKI, MAI

                      MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Kenneth W. Kapecki is the Managing Principal for the Chicago Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation                  Mr. Kapecki has over 17 years of experience in
                           providing valuation services to clients worldwide. He has a diversified background with considerable expertise in the valuation of special-purpose properties, large multilocational holdings, and investment-grade real estate. He has appraised steel mills, chemical plants, food processing facilities, airports, mines, railroad rights-of-way, hotels, and a variety of commercial and manufacturing facilities.

                           Mr. Kapecki's experience further extends to highest and best use studies, feasibility studies, lease valuation analyses, cost segregation analyses, and insurable value analyses. His reports are most frequently prepared for acquisition, ad valorem tax, divestiture, financing, allocation of purchase price, litigation support, and value reporting. Over the years, he has completed appraisals in 50 states representing over $10 billion in value.

                           Mr. Kapecki has developed a core competency in the valuation of hospitality property. He has appraised more than 150 hotels in the last two years alone for financing, acquisition due diligence, cost segregation, and feasibility. These properties consisted of a mixture of limited-service, full-service, and resort hotels located throughout the United States as well as in the Bahamas, Belize, and Guam.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

Court Mr. Kapecki has testified as an expert witness in state and federal district courts and by deposition statements and interrogatory communications.

Business Prior to joining AAA in 2001, Mr. Kapecki was a senior manager in the Chicago Valuation Service Group of Arthur Andersen, where he served as the central regional team leader for real estate staff training, hospitality consulting, and the valuation of real estate. Prior to his employment with Arthur Andersen, Mr. Kapecki served as the manager of real estate valuations for Lloyd-Thomas Coats and Burchard Co.

EDUCATION                  University of Wisconsin - La Crosse
                             Bachelor of Science - Geography

STATE CERTIFICATIONS       State of Illinois, Certified General Real Estate
                           Appraiser,

                           #153000331

                           State of Indiana, Certified General Appraiser,

                           #CG49600008

                           State of Michigan, Certified General Appraiser,

                           #1201003145

                           State of Wisconsin, Certified General Appraiser and Licensed

                             Appraiser, #641

PROFESSIONAL               Appraisal Institute, MAI Designated Member

AFFILIATIONS                 Chicago Chapter, Admissions Committee Member,
                             1997 - Present

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

VALUATION AND              Appraisal Institute

SPECIAL COURSES              Appraisal Principles

                             Case Studies in Real Estate Valuation

                             Fair Lending and the Appraiser

                             Highest & Best Use and Market Analysis

                             Income Capitalization, Parts A and B

                             Litigation Support: The Appraiser as an Expert Witness

                             Partial Interest Valuation

                             Real Estate Disclosure

                             Report Writing

                             Standards of Professional Practice

                             Valuation of Detrimental Conditions

                             Valuation Theory and Techniques

                           Arthur Andersen, Course Developer

                             Income Capitalization Theory and Techniques

                             Introduction to the Cost Approach

                             Property Inspection and Market Data Collection

AMERICAN APPRAISAL ASSOCIATES, INC.
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
HIGHCREST TOWNHOMES, WOODRIDGE, ILLINOIS

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.